Exhibit 99.1

For Immediate Release

Investor Contact:

Inspire Pharmaceuticals, Inc.

Jenny Kobin

VP, Investor Relations and Corporate Communications

(919) 941-9777, Extension 219

Thomas R. Staab, II

Chief Financial Officer

(919) 941-9777, Extension 267

Media Contact: BMC Communications Dan Budwick (212) 477-9007, Extension 14

INSPIRE REPORTS FOURTH QUARTER AND

FULL YEAR 2007 FINANCIAL RESULTS

- Fourth Quarter Revenue Increased 64% Over 2006 -

- Full Year Revenue Increased 31% Over 2006 -

DURHAM, NC—February 26, 2008—Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today financial results for the fourth quarter and year ended December 31, 2007, reporting a net loss of $18.1 million for the fourth quarter and a net loss of $63.7 million for the full year. In the fourth quarter, the Company recorded a non-cash dividend of $8.3 million related to the exchange of all outstanding Series A Exchangeable Preferred Stock to common stock, which increased net loss per common share by ($0.16) in the fourth quarter and ($0.19) for the year ended December 31, 2007. Accordingly, the Company reported net loss per common share of ($0.51) for the fourth quarter and ($1.61) for the full year.

Total revenue for the fourth quarter of 2007 was $13.9 million, as compared to $8.5 million for the fourth quarter of 2006, reflecting an increase of 64%. Co-promotion revenue from net sales of Restasis® (cyclosporine ophthalmic emulsion) 0.05% for the fourth quarter of 2007 was $7.4 million, an increase of 73% compared to $4.3 million recognized in the fourth quarter of 2006. Co-promotion revenue from net sales of Elestat® (epinastine HCl ophthalmic solution) 0.05% for the fourth quarter of 2007 was $4.4 million, an increase of 6% compared to $4.2 million recognized in the fourth quarter of 2006. Revenue from AzaSite® (azithromycin ophthalmic solution) 1%, a bacterial conjunctivitis treatment launched in August 2007, totaled $2.0 million in the fourth quarter of 2007.

Total revenue for the year ended December 31, 2007 was $48.7 million, an increase of 31% compared to the $37.1 million recognized in 2006. Co-promotion revenues were $45.5 million, an increase of approximately $9.7 million compared to 2006. Co-promotion revenue from net sales of Restasis was $24.4 million as compared to $15.5 million recognized in 2006. Co-promotion revenue from net sales of Elestat was $21.1 million in 2007, as compared to $20.3 million recognized in 2006. AzaSite revenue totaled $3.1 million in 2007 since its August launch in the United States.

4222 Emperor Boulevard, Suite 200 Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797

Operating expenses for the fourth quarter of 2007 totaled $32.6 million, as compared to $25.0 million for the same period in 2006, reflecting an increase of 30%. The increase in fourth quarter 2007 operating expenses, as compared to 2006, was primarily due to increased operating costs associated with the commercialization of AzaSite, as sales and marketing expenses increased $7.9 million from 2006 and the Company recorded cost of sales of $1.0 million.

Operating expenses for the year ended December 31, 2007 were $114.5 million, an increase of 37% over the $83.7 million for the same period in 2006. The increase in 2007 operating expenses, as compared to 2006, was primarily due to a $20.3 million increase in sales and marketing expenses associated with the launch and commercialization of AzaSite. This investment included increasing the Company’s sales force by approximately 50% to 98 sales representatives and creating a managed-care organization to support AzaSite-related sales activities. In addition, there was a $10.9 million increase in research and development expenses, which included a $13.0 million milestone payment in the first quarter of 2007 associated with the Company’s licensing of U.S. and Canadian rights to commercialize AzaSite.

For the quarter ended December 31, 2007, the Company reported a net loss of $18.1 million, or ($0.51) per common share, as compared to a net loss of $15.5 million, or ($0.37) per common share, for the same period in 2006. Net loss for the year ended December 31, 2007 was $63.7 million, or ($1.61) per common share, as compared to a net loss of $42.1 million, or ($1.00) per common share, for the same period in 2006. In the fourth quarter of 2007, the Company recorded a non-cash dividend of $8.3 million related to exchange of all its Series A Exchangeable Preferred Stock into common stock, which increased the Company’s loss per common share by ($0.16) for the fourth quarter and ($0.19) for the year ended December 31, 2007. This non-cash deemed dividend was recorded to account for the embedded beneficial conversion feature within the Series A Exchangeable Preferred Stock. While this dividend does not affect our net loss, it is taken into consideration in computing earnings per common share as prescribed by Generally Accepted Accounting Principles.

Cash, cash equivalents and investments totaled $139.7 million at December 31, 2007. Cash and investment balances increased $37.4 million in 2007 from an increase in net borrowings of $36.3 million and net proceeds from the sale of Series A Exchangeable Preferred Stock to Warburg Pincus of $73.6 million, which were somewhat offset by cash utilized in operations.

Christy L. Shaffer, Ph.D., President and CEO of Inspire, stated, “During 2007, we advanced our key clinical programs in both the ophthalmology and respiratory areas, and added AzaSite to our commercial operations. To help us execute on our strategic vision for the Company, we secured a significant investment from a well-respected and long-term investor, Warburg Pincus. We are excited about the opportunities that lie ahead for Inspire and look forward to having multiple important catalysts this year, including results from our Phase 3 programs.”

4222 Emperor Boulevard, Suite 200 Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797

Recent Updates Include (November 7, 2007 through February 25, 2008):

Ophthalmology Research & Development

•

Initiated pilot clinical trial to study Prolacria™ in proprietary dry eye model (controlled adverse environment) to confirm appropriate clinical trial design to be used for a pivotal Phase 3 clinical trial;

•	Initiated Phase 4 clinical program to expand scientific data on AzaSite; and
•

New Drug Submission (NDS) was filed with Health Canada by Inspire’s partner, InSite Vision Incorporated, seeking regulatory approval to market AzaSite for the treatment of bacterial conjunctivitis in Canada.

Respiratory/Allergy Research & Development

•	Initiated enrollment in TIGER-2, Inspire’s second planned pivotal Phase 3 clinical trial with denufosol for the treatment of cystic fibrosis;
•	Initiated and completed enrollment in the first Phase 3 trial to evaluate epinastine nasal spray for the treatment of seasonal allergic rhinitis;
•	Presented Phase 2 clinical trial data on epinastine nasal spray for the treatment of allergic rhinitis at the American College of Allergy, Asthma & Immunology (ACAAI) 2007 Annual Meeting; and
•	Terminated licensing agreement with FAES Farma, S.A. for the U.S. and Canadian development and commercialization of bilastine for the treatment of allergic rhinitis.

Sales and Marketing

•

In collaboration with Allergan, Inc., increased prescription volume of Restasis, whereby Allergan reported fourth quarter 2007 net sales of Restasis of $100.6 million, representing a 45% increase in revenue over the fourth quarter of 2006. On January 30, 2008, Allergan provided 2008 guidance for net sales of Restasis to be in the range of $375-$405 million; and

•	Reported approximately 9% market share for Elestat in the total branded U.S. allergic conjunctivitis market for the three months ended December 31, 2007, based on prescription data from IMS Health.

Corporate

•	Exchanged 140,186 shares of Series A Exchangeable Preferred Stock, sold to Warburg Pincus, into 14,018,600 shares of common stock, following stockholder approval.

Financial Outlook for 2008

Inspire’s 2008 financial results will be highly dependent on the commercialization of AzaSite, as well as the clinical and regulatory developments and corporate plans for the denufosol, Prolacria, epinastine nasal spray, and glaucoma programs. Based upon current AzaSite, Restasis and Elestat trends, Inspire expects to record 2008 aggregate revenue in the range of $62-$76 million and expects 2008 total operating expenses to be in the range of $109-$129 million. Cost of sales, which includes the amortization of the AzaSite

4222 Emperor Boulevard, Suite 200 Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797

approval milestone and royalty obligations to InSite Vision, is expected to be in the range of $5-$8 million and is included as a component of total operating expenses in 2008. Total estimated selling and marketing and general and administrative expenses are estimated to be in the ranges of $50-$57 million and $14-$18 million, respectively, in 2008. Research and development expenses associated with the further development of product candidates are estimated to be in the range of $42-$54 million in 2008. Included within this operating expense guidance are projected stock-based compensation costs of approximately $5 million, which is based upon the Company’s current stock price and stock-based compensation strategy. Should the Company’s stock price or strategy change significantly from its current level or plan, actual stock-based compensation expense could change significantly from this projection. Cash utilization in 2008 is expected to be in the range of $50-$80 million, which incorporates $14 million of principal repayment on the Company’s outstanding debt. Based on current operating plans, the Company expects its cash and investments to provide liquidity through 2009.

Inspire will host a conference call and live webcast to discuss its fourth quarter and full-year 2007 financial results on Tuesday, February 26, 2008 at 10:00 a.m. ET. To access the conference call, U.S. participants may call (877) 648-7970 and international participants may call (706) 902-0415. The conference ID number is 32166330. A live webcast and replay of the call will be available on Inspire’s website at www.inspirepharm.com. A telephone replay of the conference call will be available until March 11, 2008. To access this replay, U.S. participants may call (800) 642-1687 and international participants may call (706) 645-9291. The conference ID number for the replay is also 32166330.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire employs a U.S. sales force for the promotion of AzaSite® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Inspire is focused on the therapeutic areas of ophthalmology and respiratory/allergy, and is developing products for dry eye, allergic rhinitis, cystic fibrosis and glaucoma. Elestat, Restasis and Prolacria are trademarks owned by Allergan, Inc. AzaSite is a trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: the Company’s ability to execute on its strategic vision; the timing or outcome of key clinical data in 2008 related to Phase 3 programs; the timing or outcome of the Company’s pilot clinical trial to study Prolacria or the ability of such pilot clinical trial to confirm appropriate clinical trial design to be used for a pivotal Phase 3

4222 Emperor Boulevard, Suite 200 Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797

clinical trial; the outcome or timing of InSite Vision Incorporated’s NDS to seek regulatory approval to market AzaSite for the treatment of bacterial conjunctivitis in Canada; the outcome or timing of the Company’s first Phase 3 trial to evaluate epinastine nasal spray for the treatment of seasonal allergic rhinitis; the Company’s ability to successfully enroll patients in relation to, or the timing and outcome associated with, the Company’s TIGER-2 clinical trial of denufosol for the treatment of cystic fibrosis; the timing or outcome of any trials associated with the Company’s Phase 4 clinical program to expand scientific data on AzaSite; Allergan’s ability to reach its 2008 net sales guidance for Restasis, including the Company’s ability to assist in the co-promotion of Restasis; the commercialization of AzaSite; the timing and outcome of clinical and regulatory developments relating to the Company; the Company’s ability to execute on any corporate plans for denufosol, Prolacria, epinastine nasal spray and its glaucoma program; 2008 aggregate revenues; 2008 total operating expenses; 2008 cost of sales, including the amortization of the AzaSite approval milestone and royalty obligations; total 2008 selling and marketing expenses; total 2008 general and administrative expenses; total 2008 research and development expenses; total 2008 projected stock-based compensation costs; potential changes in the Company’s current stock price and stock-based compensation strategy; cash utilization by the Company in 2008, including the amount of principal repayment on the Company’s outstanding debt; potential changes in the Company’s current operating plans; and the ability of the Company’s cash and investments to provide liquidity through 2009. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the commercialization of AzaSite, Restasis and Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

— Financial tables follow —

4222 Emperor Boulevard, Suite 200 Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		The Year Ended December 31,
	2007	2006	2007	2006
Revenues:
Product sales, net	$2,020	$—	$3,142	$—
Product co-promotion	11,867	8,452	45,523	35,809
Collaborative research and development	—	—	—	1,250

Total revenue	13,887	8,452	48,665	37,059

Operating expenses:
Cost of sales	1,019	—	1,622	—
Research and development	14,580	16,046	53,391	42,537
Selling and marketing	13,362	5,502	45,543	25,265
General and administrative	3,606	3,467	13,986	15,880

Total operating expenses	32,567	25,015	114,542	83,682

Loss from operations	(18,680)	(16,563)	(65,877)	(46,623)
Other income (expense):
Interest income	1,610	1,106	5,082	4,702
Interest expense	(984)	(79)	(2,919)	(165)
Loss on investments	—	—	(26)	(29)

Other income, net	626	1,027	2,137	4,508

Net loss	$(18,054)	$(15,536)	$(63,740)	$(42,115)

Non-cash dividend related to beneficial conversion feature of exchangeable preferred stock	(8,285)	—	(8,285)	—

Net loss attributable to common stockholders	$(26,339)	$(15,536)	$(72,025)	$(42,115)

Basic and diluted net loss per common share	$(0.51)	$(0.37)	$(1.61)	$(1.00)

Weighted average common shares used in computing basic and diluted net loss per common share	51,884	42,238	44,763	42,227

4222 Emperor Boulevard, Suite 200 Durham, North Carolina 27703

Telephone 919.941.9777    —     Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Selected Balance Sheet Information

(in thousands)

	December 31, 2007	December 31, 2006
Cash, cash equivalents and investments	$139,724	$102,281
Trade receivables	12,974	8,245
Inventories, net	1,280	—
Total assets	180,503	116,699
Working capital	107,651	89,655
Deferred revenue	371	—
Debt, including current portion	57,701	21,357
Total stockholders’ equity	91,693	78,371
Shares of common stock outstanding	56,501	42,238

# # #

4222 Emperor Boulevard, Suite 200 Durham, North Carolina 27703

Telephone 919.941.9777    —     Fax 919.941.9797